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                                                            Exhibit 99.B.10(a)


                                  [LETTERHEAD]


                                December 3, 1996

Kemper Aggressive Growth Fund
222 South Riverside Plaza
Chicago, Illinois 60606

Ladies and Gentlemen:

        Reference is made to Pre-Effective Amendment No.1 to the Registration Statement on Form N-1A under the Securities Act of 1933 being filed by Kemper Aggressive Growth Fund (the "Fund") in connection with the proposed public offering of an indefinite amount of units of beneficial interest, no par value ("Shares"), in the Fund.

        We have acted as counsel to the Fund since its inception and in such capacity are familiar with the Fund's organization and have counseled the Fund regarding various legal matters. We have examined such Fund records and other documents and certificates as we have considered necessary or appropriate for the purposes of this opinion. In our examination of such materials, we have assumed the genuineness of all signatures and the conformity to original documents of all copies submitted to us.

        Based upon the foregoing and upon the opinion dated December 3, 1996 by Ropes & Gray of Boston, Massachusetts, we advise you and opine that (a) the Fund is a legally organized and validly existing unincorporated voluntary association under the laws of the Commonwealth of Massachusetts which, unless terminated as provided in its Agreement and Declaration of Trust, shall continue in existence without limitation of time; and (b) the Fund is authorized to issue an unlimited number of Shares and upon the issue of any thereof at net asset value after the effectiveness of the Registration Statement and the receipt by the Fund of the authorized consideration therefor, the Shares so issued will be validly issued, fully paid and non-assessable by the Fund (although shareholders of the Fund may be subject to liability under certain circumstances described in Part B of the Registration Statement of the Fund under the caption "Shareholder Rights").

        We hereby consent to the use of this opinion in connection with said Pre-Effective Amendment.

                                        Very truly yours,




                                        /s/ VEDDER, PRICE, KAUFMAN & KAMMHOLZ
                                        -------------------------------------
                                            VEDDER, PRICE, KAUFMAN & KAMMHOLZ


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